Exhibit 99.1

B O S T O N

O M A H A

CORPORATION

2022 Annual Letter

To Fellow Shareholders of Boston Omaha Corporation:

Since present management took over in early 2015, the market value of a share of Boston Omaha stock has grown from $10.00 to $26.50, as of December 31, 2022, a compounded annual increase of approximately 14%. That is a return of over 165% on a cumulative basis.

In prior annual letters, we have discussed book value as a rough approximation for changes in intrinsic value. However, accounting reporting requirements such as the reporting of unrealized gains/losses in earnings, lease accounting, depreciation/amortization schedules, required consolidations of cash that can never be ours (e.g. Yellowstone Acquisition Company last year), value of investments, etc. have succeeded in distorting approximating changes in book value to changes in intrinsic value. Therefore, we now simply report the annual changes in market price, as we believe over time that will more appropriately reflect the value to you, the shareholder.

Most importantly, we use this letter to report our perspective on how each of our four businesses performed over the past year. If they did well, we will indicate we believe intrinsic value increased, and if the opposite is true, we will report that as well. Remember, we don’t report a precise number, but in our opinion, overall intrinsic value increases when the productive cash flow of the underlying businesses we control or have investments in increases.

As this year’s annual meeting is at the Durham Museum, located in Omaha’s Union Station, it makes sense to think of Boston Omaha as a “Train” powered by our four distinct locomotives, billboards, broadband, insurance and asset management. This train runs on cash flow and the good news is the first three operating businesses produce a steady and growing pile of it. At present, billboards, broadband and insurance produce around $25m of cash flow a year (after deducting losses from Fiber Fast Homes, more on this later).

In addition to that cash flow, Boston Omaha is also powered by a less predictable, yet no less important locomotive, its investments within Boston Omaha Asset Management (“BOAM”) whose revenue and cash flow are mostly not reported in our financials but have material value. Though it is lumpy and unpredictable, BOAM has produced over $90m in profit to the company to date, realized earnings that we have used to fuel the growth of other businesses.

We expect our present revenue and cash flow run-rate to continue to grow organically, and equally important, to do so without the demand for large capital investment. When you combine this growing excess cash generation, plus our cash and investments already held, we have reasonable capacity to continue reinvesting in our existing businesses or new opportunities.

Your Co-CEO’s are the conductors, and it is our job to take this excess capital and use it to fuel the engines of those businesses we believe have the potential to produce the highest long-term returns for shareholders. Thankfully, what we own to date has attractive unit economics and an expanding opportunity to deploy large sums of capital at what we believe to be good, and in some cases even great, long-term returns.

In previous letters we have gone into great detail on the unit economics of each business and we are happy to report that those observations have aged well, and still hold true. So rather than taking up valuable time and annual letter real estate repeating ourselves, we have compiled a collection of our previous detailed discussions on the economics of billboards, broadband and surety and have included those as an appendix for reference alongside this letter.

As for Boston Omaha Asset Management, we continue to hold a number of minority investments, some of which are public and others private. We will focus our discussions in this letter on the building of our asset management business, where we invest Boston Omaha balance sheet capital alongside outside investors in new investment ideas. These ideas are often best suited for a fund structure because they may require substantial capital or specific corporate structures to maximize value.

With that, let’s dive into the travels of the Boston Omaha Train in 2022.

Operating Businesses at Boston Omaha Corporation

Below is a break out of the net assets of our operating businesses. This table includes everything except the investments at BOAM, which we break out separately.

($ in millions)	2022	2021	2020	2019	2018	2017	2016	2015
Cash[2]	$52.5	$152.4	$69.5	$84.5	$94.0	$86.2	$24.7	$13.2
Billboards[3]	176.5	165.9	139.2	147.3	167.5	31.6	21.3	9.7
Insurance[4]	32.9	36.1	34.0	29.5	27.5	19.6	15.4	-
Broadband[3]	121.4	51.3	43.5	-	-	-	-	-
Total	$383.3	$405.7	$286.2	$261.3	$289.0	$137.4	$61.4	$22.9

In terms of debt obligations, there are still none at the parent company and a small amount at our billboard business, which is non-recourse to Boston Omaha. We keep the majority of our businesses’ excess cash at headquarters, almost always in the form of rolling short-term Treasury securities locked, loaded and ready to deploy, and in the last year, deploy we did. 2022 saw substantial investment in broadband and investments held in BOAM.

Billboard Operations at Link Media Holdings

From our first acquisition in 2015 to today, Link has grown to be the 6th largest owner of billboard faces in the country. 2022 at Link witnessed organic revenue growth of approximately 6.7% and we expanded to 7,600 advertising faces, resulting in record revenue and profitability under the steady management of Scott LaFoy and his team.

Link continues to chug along, and below we provide our annual chart of its progress.

($ in millions)	2022	2021	2020	2019	2018	2017	2016	2015
Revenue	$39.2	$31.5	$28.3	$28.4	$14.1	$5.3	$3.2	$0.7
Land Cost %[5]	19.7%	20.5%	21.7%	21.9%	21.3%	26.7%	17.3%	16.1%
Overhead %[6]	6.6%	8.5%	9.3%	9.6%	14.9%	16.7%	17.4%	15.1%
Net Working Capital[7]	$1.0	$1.2	$3.2	$2.8	$3.1	$0.8	$0.6	$0.2
Tangible PP&E, Net	$49.4	$45.4	$35.1	$36.7	$41.6	$9.1	$5.6	$4.2

[1]	Assets (excl. cash balances mentioned below in note 2) less liabilities.
[2]	Includes short-term U.S. Treasury securities but excludes cash balances held within UCS, our wholly-owned underwriting business, and at Yellowstone, a SPAC sponsored by a subsidiary of Boston Omaha.
[3]	Excludes cash balances held within billboard and broadband operations as they are captured in “Cash” as shown above.
[4]	Includes cash balances held within UCS, our wholly-owned underwriting business.
[5]	Land lease expense on billboards where we do not own the land as a percentage of revenue.
[6]	Overhead is Link Media expenses related to corporate employees, office and software as a percentage of revenue.
[7]	Adjusted for current portion of lease liabilities related to ASC 842 implementation and assumes a certain maximum level of cash in business for operational purposes.

In 2022 Link continued investing to drive down land costs and acquired a few attractive tuck-in billboard assets adjacent to its existing markets. Last year Link closed four acquisitions totaling around $17m in capital invested for our additional face inventory. While we have witnessed several buy, lever, and flip billboard operators, Link is proud that when billboards come on board, they have found a permanent home.

Link is generating an over 30% cash flow return on tangible capital, and given its continued organic operational and adjacent asset base growth, coupled with permanently lower land costs, we believe intrinsic value grew in 2022.

Insurance Operations at General Indemnity Group

General Indemnity Group (GIG) is our insurance subsidiary that writes one line of business, surety bonds, coast to coast across the country. We were attracted to surety insurance due to its generally low loss ratios and opportunity to take market share through lowering production costs as a percentage of premium.

Here is GIG’s track record of total surety produced each year (Gross Written Premium) and the amount that is produced entirely by our own companies (Controlled Premium).

($ in millions)	2022	2021	2020	2019	2018	2017
Gross Written Premium	$13.8	$9.3	$8.3	$14.6	$7.3	$2.3
Controlled Premium	$7.5	$5.5	$4.3	$4.9	$2.8	$1.5

We focus on controlled premium because that’s the business where we have visibility on total costs, from start to finish. In 2022, controlled premium grew 36%.

At the same time, we wrote to a combined ratio of 97.2%8.

	2022	2021	2020	2019	2018	2017
Expense Ratio[9]	82.8%	88.6%	67.2%	74.2%	102.4%	89.1%
Loss Ratio	14.4%	11.2%	24.9%	16.3%	11.8%	0.7%

It has taken seven years, six acquisitions and the persistent daily effort of Dave Herman and his team to finally get GIG airborne. There is still a lot to do and all manner of execution risks, market risks, and increasing competition lay before us, but we now have the platform built that we believe can continue to execute on scaling our profitable insurance business at a much lower expense ratio. For that reason, we can confidently report we believe intrinsic value grew at our insurance subsidiary last year and possibly in a big way.

Broadband Operations at Boston Omaha Broadband

The marketing department (i.e. Adam and Alex) at Boston Omaha had to put its stamp on something this year, so they got to work rebranding our broadband operations, changing the name from Fiber is Fast (“FIF”) to Boston Omaha Broadband (“BOB”).

Rest assured, no one will be purchasing BOB internet directly, but rather through one of our four majority-owned broadband businesses: Utah Broadband, AireBeam, Fiber Fast Homes (“FFH”), and InfoWest.

BOB ended the year with approximately 40,000 high speed data subscribers, nearly 5,000 of whom enjoy fiber to the home. Additionally, our fiber passes another ~10,000 homes we hope to turn into subscribers as well. There are over 290 BOB employees working to build “last mile” fiber internet connections to homes throughout 13 states and our growth is accelerating.

Though they each retain their own management teams, brands, and operational autonomy in their markets, internally BOB companies increasingly work as a cohesive enterprise, benefitting from shared resources, procurement, and planning, increasing build opportunities and critically, capital. Capital allocation remains the job of your co-CEOs who continue to review each project presented in detail to ensure it meets our risk and return hurdles.

[8]	Combined ratio is the sum of the expense ratio and loss ratio.
[9]	Expense ratio includes acquisition and non-acquisition expenses.

As BOB scales, insight from local markets as to competition, build costs, and growth opportunities provides critical market intelligence and informs our plans. There are some unique attributes to each of our BOB businesses, whether building in rural geographies to working with developers and homebuilders, that we believe provide our businesses advantages and opportunities over the competition.

Below is a BOB level report on our progress to date since entering the broadband business in 2020.

($ in millions)	2022	2021	2020
Revenue	$28.6	$15.2	$3.8
Net Income (Loss)	$(2.7)	$0.0	$0.3
EBITDA[10]	$4.4	$3.2	$1.0
Subscribers	39.6k	18.2k	17.7k
Fiber Subscribers	4.9k	1.8k	n/a

Here EBITDA is used as a rough figure for cash flow. Your Co-CEO’s would add back to the above EBITDA the investments we are making in our FFH segment that are presently being expensed, because those dollars produce mostly contracted fiber subscribers with high certainty yet produce no revenue or cash flow at present. This amounted to $3.6m in 2022. We would then also add back some excess expenses that we would not incur without our plans for substantial growth but then subtract an estimate of maintenance capital expenditure needed to maintain, or even slightly grow, the customer base to arrive at pre-tax free cash flow. In addition, similarly to our billboard business, depreciation and amortization are generally higher than the true maintenance capital expenditures to maintain the broadband business at a steady state.

However, using EBITDA here grossly understates the capital expenditures made to grow the network, as we invested over $25m in 2022 not counting the acquisition costs for the individual businesses themselves. We anticipate this investment to increase significantly in 2023. A benefit of our Boston Omaha structure is that we can generally deploy cash from headquarters as well as cash flow from other operating subsidiaries, efficiently, to wherever we believe to be the highest return.

[10]

EBITDA is defined as net income before income tax expense (benefit), noncontrolling interest in subsidiary income (loss), interest expense (income), depreciation, amortization, accretion and gain or loss on disposition of assets.

The goal over time is to increase the number of fiber high speed data subscribers, and there is a reason those are more valuable in our opinion than other types of subscribers. This is why we added fiber subscribers to the chart above this year and reported fiber passings as that is what we are focused on building.

One additional, but very important, asset missing is our backlog of contracted fiber subscribers. For a host of competitive reasons, we will keep those numbers internal for now. The master services agreements we negotiate with homebuilders and developers generally provide us a right of first refusal to build fiber to the home in entire neighborhoods to be developed, some of which are quite large phased developments. These neighborhoods are located in numerous states across the country and we believe that to be an extremely valuable asset not represented on our balance sheet.

The three rural fixed wireless broadband businesses that BOB acquired outright or acquired a majority stake in were actively converting their fixed wireless customer footprint to fiber to the home. For those unfamiliar with broadband internet, there are good reasons why these operators keyed in on this opportunity and decided to start it with their own capital, and they are happy to have us as a partner to grow their fiber businesses.

There are a number of ways to get the internet to and from your house. Fixed wireless uses radios and antennas to send and receive data through the air, broadcasting radio waves from towers to devices on a home that can deliver internet, usually through Wi-Fi routers in the house.

Fixed wireless has advantages when it comes to speed and cost to stand up a market of high speed data subscribers, but it also has disadvantages for the long-term, in higher maintenance costs and limited ability to increase bandwidth to meet users demand.

Cable and DSL (copper) are still widely used, and like fixed wireless, they use a form of radio wave to send data from one point to another, only over metal instead of through the air. With lots of equipment and routine maintenance and upgrades, cable and copper can get faster over time, but despite what purveyors of this technology tell you, physics limits its abilities relative to fiber to the home.

Fiber to the home uses light instead of radio waves and therefore carries data at much higher frequencies than cable, providing it with more than tens of thousands of times more bandwidth. Just as important in our view, a fiber network enjoys far less relative maintenance capital expenditures over the long-term. This means that as consumer demand for data grows, and industry participants report it is growing over 30% per year, fiber to the home providers can meet that demand and provide their customers more value for their money.

BOB has the staff, equipment, markets and partnerships capable of deploying multiples of the capital available at present at Boston Omaha into new fiber builds. Our management is working to build, sell, improve and scale our operation. Thankfully, there are a number of prospective options available from which we may choose how to pursue this large opportunity.

Overall we believe our broadband business increased materially in intrinsic value in 2022. Our logic is simple;

●	We ramped up our investment in assets such as fiber and the teams to lay it. We believe this will lead to even more fiber customers, faster, and at a good cost basis.

●	Our backlog of contracted fiber customers grew substantially and shows no signs of slowing down.

●	And, we gained new fiber customers and additional passings during the year, at what we consider attractive costs relative to the cash these high speed data customers will produce over time.

With all of these inputs, and in our humble opinion, the intrinsic value of BOB is growing above our expectations.

Investment Operations at Boston Omaha Asset Management

Boston Omaha Asset Management (“BOAM”) continued laying the groundwork for what we believe will continue to be a powerful return generator for Boston Omaha for years to come.

24th Street was BOAM’s first vehicle for investing in a fund structure alongside outside investors. Fund One: Boston Omaha Build for Rent was the second. Both offer three potential earnings streams for Boston Omaha: first, the capital investment Boston Omaha makes in the fund; second, the management fee on capital partnered with ours; and third, the opportunity to earn various amounts of incentive compensation for certain performance.

The asset management business goes back to the roots of your Co-Chairmen, who both appreciate the differences between capital raising in private versus public markets. It takes time to develop the relationships needed to grow an asset management business. We believe it is time well spent, as relationships developed at the early stages can become enduring partnerships over the years if the performance is acceptable.

In the last year we have made several important additions to the BOAM team which we consider to be necessary investments in this business to scale over time. Relative to billboards, broadband and insurance, these are investments in personnel and do not come with heavy up front capital expenditures in property, plant, equipment, or regulatory capital. Though modest compared to the dollars spent in our other operations, these investments are necessary for the foundation of an asset management business.

The most significant addition to the BOAM team was sourced in-house. We successfully brought on board Brendan Keating as Co-Managing Partner alongside your two Co-CEO’s who will share the same title with Brendan at BOAM. Shareholders will recognize Brendan as founder and now Chairman of Logic Commercial Real Estate, Co-Manager of 24th Street Asset Management, and a board member of Boston Omaha.

Brendan’s role in Boston Omaha has evolved alongside the company in tandem with our increasing opportunity set. We could not be more pleased than to be able to benefit from his perspective, experience and energy.

Let us address the obvious challenge with three Co-Managing Partners, namely, how will 6 adults and 11 kids all vacation together at Disney World? We agree that it will be difficult, for example, 17 people will nearly fill up an entire train on Toy Story Land Slinky Dog Roller Coaster. But we pride ourselves on finding a way through complicated scenarios and this is no different.

Before discussing the fund for which partnership capital is being raised today, let’s review BOAM’s current investments.

GAAP asset values as of December 31, 2022:

($ in millions)	2022
Sky Harbour Group	$108.4
Boston Omaha Build for Rent	$21.8
CB&T Holding Corporation	$19.1
24th Street Asset Management	$6.7
Logic Commercial Real Estate	$0.5
Breezeway	$0.3
Total BOAM Assets	$156.8

Again, with this letter and going forward, we generally won’t be providing specific commentary on the passive minority holdings in BOAM unless there is something new or of note to report material to Boston Omaha shareholders.

As we mentioned at the start of the letter, investments we aggregate under BOAM have produced profit to BOC in an amount that is more than twice the cash flow of all of our operating businesses to date combined; however, we have little control on the timing of any future realization events and returns in the investment portfolio are more unpredictable.

With that said, we believe that the overall intrinsic value of the investments listed above is higher than our current carrying value. Now we will discuss in greater detail the progress of our funds partnered with outside capital.

24th Street Asset Management

24th Street Asset Management raised its first fund in 2020 and today manages two separate funds and a few joint ventures. At the time of 24th Street’s launch, Boston Omaha owned just under half of the Management Company and made investments into its funds.

Below is a table listing Boston Omaha’s investment in these funds, total assets, and performance to date.

($ in millions)	BOAM Invested Capital	Total Fund Assets[11]	Fund IRR (net)[12]
24th Street Fund I	$3.0	$34.5	~29%
24th Street Fund II	$3.0	$48.5	~32%
Joint Venture Partners		$39.6
Total Assets Under Management		$122.6

A recent important event is Boston Omaha’s acquisition of the other half of the 24th Street Management Company, which was announced in early May. As a result, BOAM has now consolidated 100% ownership of 24th Street Asset Management.

That piece of the Management Company was mostly owned by Brendan personally. After he came on board as co-managing partner, we ran a process whereby Boston Omaha and the outside directors of our Audit Committee carefully reviewed and approved the purchase based on year-end appraisals of the properties in both funds, with a holdback which is contingent on ultimate realized value down the road.

BOAM’s upside is in additional carried interest we can earn on these funds, future commercial real estate funds housed in BOAM, management fee income, and Brendan Keating dedicated to BOAM for all of eternity (we have high commitment expectations and no mandatory retirement age at Boston Omaha).

If those funds turn out to perform better than expected, Brendan has the opportunity to earn slightly more for the interest in the management company he sold. And if the ultimate realized gains are less than we underwrote, we have some margin of safety in the price paid.

The bigger point, in our opinion, and consistent with our framework for running the business, is we are always looking to align incentives whenever possible.

[11]	As of December 31, 2022.
[12]

Past performance is not indicative of future results. Returns are net of expenses, asset management fees, and carried interest and are audited through 2021. The 2022 audit is still in process. Performance reflects the return since inception and is based on the actual management fees and expenses paid by fund investors as a whole. Performance for individual investors will vary (in some cases materially) from the performance stated herein as a result of the management fees or other fees paid or not paid by certain investors; the timing of their investment; their individual participation in investments and/or carry rates.

We have been in business with Brendan Keating since the day present management took over as a minority partner with him in Logic Commercial Real Estate in 2015. Adam has been a partner with Brendan in other ventures for over a decade. That evolved into being a (nearly) 50/50 partner with him at 24th Street Asset Management. Now he is a full-time partner at BOAM and we could not be more pleased to have him all the way on board.

For more evidence of Brendan’s value, below is another historical track record of Brendan and Adam’s in commercial real estate investing, net of fees13.

Closed Funds14:

The Aligned Group Fund I (2013-2019) = 20% per annum

The Aligned Group Fund II (2014-2019) = 26% per annum

When analyzing performance, we believe it’s important to highlight the risk taken to achieve returns. One variable in commercial real estate investing that reported returns often understate is the risk of using too much leverage.

The average debt used to achieve the above returns in “Closed Funds” equaled 37% of the capital stack, while the average debt on the current 24th Street Funds as of 12/31/22 was 30%15, both of which are levels well below market for commercial real estate asset managers.

Of course, past performance is no guarantee of future results and getting everyone sitting on the same side of the table can take time, but it's time well spent and we are excited to see 24th Street continue to seek good returns for BOAM and its partners.

Look out for a name change, something really really creative, like Boston Omaha Commercial Real Estate.

[13]

Past performance is not indicative of future results. Returns are net of expenses, asset management fees, and carried interest. The returns of The Aligned Group Fund I and The Aligned Group Fund II were achieved by another entity for which Adam and Brendan were managing partners (i.e., these returns were not achieved by 24th Street Asset Management). However, the funds currently managed by 24th Street Asset Management are similar to The Aligned Group Fund I and The Aligned Group Fund II in that they invest primarily in commercial real estate assets.

[14]	Audited returns.
[15]	Audited through 2021. The 2022 audit is still in process, actual figures may differ from those reported.

Fund One : Boston Omaha Build for Rent

Fund One: Boston Omaha Build for Rent, (“BOBFR”) was started in 2021 as the first fund seeded by Boston Omaha capital, with outside investors, managed 100% by BOAM16.

As of March 31, 2023, BOBFR had approximately $26m in existing assets with around $3m of additional callable committed capital. Of the total assets, roughly $15m is in land and the rest in cash or committed capital. The fund is small to maximize value for our partners. Although we had our initial closing at year end, it remains open for subsequent closings and may get slightly larger.

One of our goals is to use the fund to seed joint ventures to purchase a significant amount of housing units and also maximize the value of our existing assets. We can then share some of our economics as the General Partner of joint ventures as an additional cash stream for Limited Partners in our seed fund.

With the material rise in interest rates over the past year, we have seen more inventory from public and private home builders become available for purchase at increasingly attractive prices. We are currently doing our diligence underwriting over 9,400 homes from various home builders, comprising a variety of potential structures from joint ventures to outright purchases. While there remains a spread between the prices we are willing to pay for finished product and the asking prices of the sellers, that spread is continuing to narrow and could become more attractive in an economic downturn while housing demand remains high.

Being patient and keeping all options open has served BOBFR well as the market has been forced to adapt to a rapidly changing interest rate environment and general economic conditions, which dramatically shifted since the beginning of 2022.

As for our current land holdings, the average of our required annual two appraisals came in at ~19% above our land costs at the end of 2022. However, just because they appraised higher, we do not mark our book value up to appraised value on each asset.

We have also seen a softening in construction pricing which is helpful as our plan is to continue to advance entitlements on all land we own to be permit ready, and evaluate the market rents, construction costs, and debt markets when the asset is ready for development. As we invest capital into our land, we are adding value as it becomes quicker to develop and allows the Fund better optionality. It is difficult to project what the market will look like when the parcels are ready; however, we like the location of our assets and our cost basis.

[16]

Boston Omaha Asset Management is the business/trade name for certain asset managers that are owned and controlled by Boston Omaha Asset Management, LLC, a wholly owned subsidiary of Boston Omaha Corporation. These managers currently include 24th Street Asset Management, LLC ("24th Street") and BOAM FUND ONE: IM LLC. BOAM FUND ONE: IM LLC manages Fund One: Boston Omaha Build for Rent (“BOBFR”). The information contained herein is not an offer to sell, or a solicitation of an offer to purchase BOBFR. Such an offer will be made only by an Offering Memorandum, a copy of which is available to qualifying potential investors upon request.

In the last year, the team at BOAM has grown as we focus on building the funds in which we invest capital alongside outside investors. Though starting an asset management business is not expensive, it is complicated and well worth the effort. Both of your co-CEOs started and ran similar businesses for decades, and for shareholders familiar with Boston Omaha’s origin story, it was through those investment partnerships that Boston Omaha got its start.

We believe BOAM offers a path to develop investment opportunities in which the company has specific expertise and where those opportunities exceed our capital. With investment from Boston Omaha alongside outside partners with similar investment interests, BOAM is excited to continue to grow its commercial real estate investments and build for rent businesses as the market increasingly presents options to deploy capital into these areas with the potential to earn acceptable returns.

A Review of Our Framework for The Road Ahead

Unfortunately, if you are looking for quarterly or annual earnings forecasts you’ll have to ask ChatGPT, as we don’t provide anything of the sort. But rather than attempt predictions, what we will provide is a consistent framework for how we manage the company and make decisions. This framework can be summed up in five simple bullet points.

●	Always work to align incentives
●	Decentralize whenever possible
●	Think long-term
●	Focus on cash flow
●	Act like a partner

Annual Meeting and Closing Remarks

Our annual meetings recently have been August or later, a trend we hope to buck this year with our eighth annual meeting on May 8th in Omaha at the Durham Museum.

This year’s meeting is also unique as it's on a Monday rather than Saturday. This is entirely due to scheduling difficulties and wanting to move the meeting to earlier in the year. With more businesses, more employees, more kids, and more travel required, finding a single date to get everyone together is just one more challenge.

But one thing will never change, and that is how excited we are to meet shareholders at the Durham where we will discuss all things Boston Omaha for as long as there are questions.

All aboard at the Durham…choo choo!

Adam K. Peterson	Alex B. Rozek
Co-Chairman of the Board	Co-Chairman of the Board
Omaha, NE	Boston, MA

Safe Harbor Statement:

This Annual Letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and 21E of the Securities Exchange Act of 1934 regarding the future financial performance, business prospects and growth of Boston Omaha Corporation. These statements are only predictions based on current assumptions and expectations. Any statements that are not statements of historical fact (including statements containing the words “will,” “projects,” “intends,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” “forecasts,” “continues” and similar expressions) should be considered forward-looking statements. Actual events or results may differ materially from those in the forward-looking statements set forth herein. Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are the global economic impact of the COVID-19 coronavirus pandemic, the conditions affecting the markets in which Boston Omaha and our subsidiaries and companies in which we have invested operate, including the fluctuations in spending by customers in the industries which Boston Omaha, our subsidiaries and the companies in which we have invested, operate, fluctuations in sales results, the ability of Boston Omaha to successfully integrate operations and employees from recent acquisitions, Boston Omaha’s ability to realize anticipated synergies and cost savings from acquisitions, competition from larger or more established companies in the markets we, our subsidiaries and the companies in which we have invested provide services, our ability to successfully grow the businesses we have acquired, our ability to successfully grow our business, changes in government regulations, potential fluctuations in our quarterly results, the impact in our quarterly financial results due to changes in the stock prices of publicly-held securities we own and the financial performance of certain companies in which we have invested where we report their financial results in our statement of operations, acquisition and strategy risks, volatility of our stock price, financial risk management, and the other factors described in “Risk Factors” Part 1, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2022 and in future SEC filings. Boston Omaha is under no obligation to, and expressly disclaims any obligation to, update or alter these forward-looking statements, whether as a result of new information, future events or otherwise after the date of this report.

Disclosure

Boston Omaha Asset Management (“BOAM”) is the business/trade name for certain asset managers that are owned and controlled by Boston Omaha Asset Management, LLC, a wholly owned subsidiary of Boston Omaha Corporation. These managers currently include 24th Street Asset Management, LLC ("24th Street") and BOAM FUND ONE: IM LLC. BOAM FUND ONE: IM LLC manages Fund One: Boston Omaha Build for Rent (“BOBFR”). The information contained herein is not an offer to sell, or a solicitation of an offer to purchase any fund managed by these entities. Such an offer will be made only by an Offering Memorandum, a copy of which is available to qualifying potential investors upon request.

The opinions expressed herein are based on the views and research of BOAM as of the date of this letter and are subject to change. BOAM reserves the right to modify its current investment strategies and techniques based on changing market dynamics. It should not be assumed that any of the transactions or real estate assets discussed will prove to be profitable, or that the decisions we make in the future will be profitable or will equal the investment performance of the funds discussed herein. All fund returns, unless otherwise notated, are net of expenses, asset management fees, and carried interest. Inherent in any investment is the potential for a total loss of the investment. There can be no assurance that any fund investor will receive return of their capital.